Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
The Southern Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	The Southern Company Common Stock, par value $5 per share	Other(2)	35,000,000 shares	$73.79	$2,582,650,000	.0001476	$381,199.14
Total Offering Amounts					$2,582,650,000		$381,199.14
Total Fee Offsets							—
Net Fee Due							$381,199.14

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this Calculation of Filing Fee Table is attached (the “Registration Statement”) also includes an indeterminate amount of additional shares of Common Stock, par value $5 per share (the “Common Stock”), that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, the Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in the Registration Statement. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to such plan interests.
(2)Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act, these figures are based upon the average of the high and low prices paid for a share of Common Stock on April 26, 2024, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.